Exhibit 10.4

THE HANOVER INSURANCE GROUP, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (the “Agreement”) is effective as of <GRANT DATE> (the “Grant Date”) by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and Joseph M. Zubretsky (“Participant” or “you”). Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”).

P R E A M B L E

WHEREAS, pursuant to the terms of the Plan and this Agreement, the Administrator has agreed to grant to Participant a target number of performance-based Restricted Stock Units (the “PBRSUs”); and

WHEREAS, the PBRSUs will be subject to certain restrictions, the attainment of certain performance criteria and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

PBRSUs.  The Administrator hereby grants to Participant <NUMBER OF PBRSUs> PBRSUs, each PBRSU representing the right to receive one share of Stock upon and subject to the restrictions, terms and conditions set forth below.  The Stock issued upon vesting of the PBRSUs, if any, shall be referred to hereinafter as the “Shares”. The actual number of PBRSUs granted herein, if any, shall be subject to adjustment as set forth on Schedule A.

2.	Vesting; Settlement. The PBRSUs shall vest as set forth below.

The PBRSUs will vest on the third anniversary of the Grant Date  (the “Vesting Date”); provided:

i)The Company achieves the corporate goals set forth on Schedule A (the “Corporate Goals”) by the date set forth on Schedule A (the “Goal Completion Date”).  The actual number of PBRSUs that shall be earned and that shall vest, if any, shall be determined in accordance with the terms set forth on  Schedule A; and

ii)           Participant is continuously an Employee of the Company or any of its  Affiliates (the Company and its  Affiliates hereinafter referred to as “THG”) throughout the period from the Grant Date to the Vesting Date.

The determination of (i) whether and to the extent the Corporate Goals set forth on Schedule A have been achieved, and (ii) any adjustment to the actual number of PBRSUs that are earned and vested, shall be in the sole and absolute discretion of the Administrator.  All decisions by the Administrator shall be final and binding upon Participant.  To the extent the PBRSUs are intended to qualify for the performance-based compensation exception under Section 162(m), the Agreement shall be construed and administered in accordance with Section 162(m).

As soon as reasonably practicable following the date the PBRSUs are earned and vest hereunder,  but in no event later than 60 days following such vesting (and in no event later than March 15th of the year following the year in which such vesting date occurs), the Company shall issue the Shares to Participant.    Any fractional share shall be rounded down such that only whole shares are issued.  In the event the Vesting Date falls on a non-business day (weekend or holiday on which banks are not generally open in the Commonwealth of Massachusetts), the Vesting Date shall be the next following business day.

3.

Termination of Employment.  Except as provided in Sections 4 through  8, upon the termination of Participant's Employment prior to the Vesting Date for whatever reason,  any non-vested PBRSUs shall be automatically cancelled and forfeited and be returned to the Company for no consideration.

4.

Disability.  In the event Participant is Disabled prior to the Vesting Date, Participant shall immediately vest in a pro-rata portion of the PBRSUs as determined below and the remaining unvested PBRSUs shall be automatically forfeited and returned to the Company for no consideration.  For purposes of this subsection, the pro-rata portion of the PBRSUs  that will vest shall be determined by dividing the number of days since the Grant Date through the date Participant is Disabled by 1,096 and applying this percentage to the number of PBRSUs earned, if any, as determined in accordance with Schedule A.  Any fractional Shares shall be rounded down such that only whole Shares are issued.  For purposes of this subsection, Participant shall be “Disabled” if he or she has been unable, for a period of twelve consecutive months, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and has been receiving income replacement benefits for a period of twelve consecutive months under the Company’s Long-Term Disability Program.  The date that Participant is Disabled for purposes of this Agreement is the twelve-month anniversary of the date Participant commences receiving such benefits under the Company’s Long-Term Disability Program.

If Participant ceases to receive benefits under the Company’s Long-Term Disability Program prior to becoming Disabled and immediately returns to active Employment, the PBRSUs will continue to vest in accordance with Section 2 of this Agreement.

5.

Death.  In the event Participant’s Employment terminates due to his or her death prior to the Vesting Date, Participant shall immediately vest in a pro-rata portion of the PBRSUs and the remaining unvested PBRSUs shall be automatically forfeited and returned to the Company for no consideration. For purposes of this subsection, the pro-rata portion of the PBRSUs  that will vest shall be determined by dividing the number of days that Participant was an Employee since the Grant Date through the date of his or her death by 1,096 and applying this percentage to the number of PBRSUs earned, if any, as determined in accordance with Schedule A. Any fractional Shares shall be rounded down such that only whole Shares are issued.

6.

Covered Transaction/Change in Control.  Subject to Section 6(e), in the event of a Covered Transaction (other than a Change in Control, whether or not it is a Covered Transaction), the Administrator shall, with respect to the PBRSUs, to the extent then outstanding, take one of the actions set forth in Sections 7(a)(1), 7(a)(2) or 7(a)(3) of the Plan.  Notwithstanding the terms of the Plan, but subject to Section 6(e), in the event of a Change in Control (whether or not it is a Covered Transaction), the following rules shall apply:

(a)  Except as provided below in Sections 6(c) or 6(e), upon consummation of a Change in Control, to the extent the PBRSUs are outstanding immediately prior to the Change in Control, Participant shall automatically vest in such number of PBRSUs as determined in Section 6(b).

(b)  The number of PBRSUs that shall vest pursuant to Section 6(a), if any, shall be determined in accordance with the level of achievement of the Corporate Goals as set forth on Schedule A.

(c)     Notwithstanding Section 6(a), no acceleration of vesting shall occur with respect to the PBRSUs if the Administrator reasonably determines in good faith prior to the occurrence of a Change in Control that this Award of PBRSUs shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that the Alternative

Award shall be a time-based restricted stock unit award that is no longer subject to any performance-based vesting requirement, and shall also:

(i) be based on stock which is traded, or will be traded upon consummation of the Change in Control, on an established securities market;

(ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under this Award, including, but not limited to, an identical or better time-based vesting schedule;

(iii) have substantially equivalent economic value to this Award (determined at the time of the Change in Control and based upon the number of Shares Participant would have received had the Award been accelerated pursuant to Section 6(a) above); and

(iv) have terms and conditions which provide that in the event that Participant's employment is involuntarily terminated (other than for Cause) or Participant terminates employment for “Good Reason” (as defined in Section 25) prior to the Vesting Date, Participant shall automatically vest in 100% of the Alternative Award and any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, the vested portion of such Alternative Award shall be waived or shall lapse.

(d)  Notwithstanding Sections 6(a) and 6(c) above, in the event of a Change in Control, the Administrator may elect, in its sole discretion, exercised prior to the effective date of the Change in Control, to accelerate all of the PBRSUs,  to the extent then outstanding.

(e)    Notwithstanding any language contained herein to the contrary, the foregoing provisions contained in this Section 6 shall not apply with respect to any Awards of PBRSUs granted to Participant on or prior to June 20, 2017 (the “First Year PBRSU Awards”).  Accordingly, unless the Administrator affirmatively elects, in writing, to apply the foregoing provisions of Section 6 to such First Year PBRSU Awards, upon a Change in Control and/or Covered Transaction, any portion of the PBRSUs that are not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration

(f)  Upon vesting under Section 6 any remaining unvested PBRSUs shall be automatically cancelled and forfeited and returned to the Company for no consideration.

7.

Retirement.  If Participant’s Employment terminates as a result of his/her Retirement prior to the Vesting Date, Participant shall be eligible to vest in a pro-rata portion of the PBRSUs, which shall remain outstanding and be eligible to be earned in accordance with Schedule A, as provided below and, upon such termination, the remaining unvested PBRSUs shall be automatically forfeited and returned to the Company for no consideration. For purposes of this subsection, the pro-rata portion of the PBRSUs that will be eligible to vest shall be determined by dividing the number of days that Participant was an Employee since the Grant Date through the date of his or her Retirement by 1,096 and applying this percentage to the number of PBRSUs earned, if any, as determined in accordance with Schedule A. Any fractional Shares shall be rounded down such that only whole Shares are issued.  If Participant’s Employment is terminated under the circumstances provided for in this Section 7 following the end of the Performance Period, with respect to any PBRSUs earned in accordance with Schedule A, the Company will issue the Shares to the Participant not later than March 15 of the year immediately following the end of the Performance Period.

For the purpose of this Agreement, “Retirement” shall be deemed to occur if (i) Participant’s Employment voluntarily terminates (other than for Cause or as a result of the events set forth Sections 4, 5, 6 or  8), and (ii) he or she is 65 years of age or older, as of such termination date.

8.

Involuntary/Construction Termination.  In the event Participant’s Employment is terminated (other than for Cause or as a result of or in connection with the events set forth in Sections 4, 5,  6 or 7), or Participant terminates Employment for Good Reason, effective immediately prior to such termination, Participant will be given one additional year’s vesting credit for purposes of the time-based vesting requirement under Section 2(ii) (the “Vesting Credit”).  If, after application of the Vesting Credit, Participant shall be deemed to have satisfied the vesting requirement set forth in Section 2(ii), the PBRSUs shall remain outstanding and shall be earned, if at all, as determined in accordance with Schedule A.  Any fractional Shares shall be rounded down such that only whole Shares are issued. To the extent, after application of the Vesting Credit, Participant is not deemed to have satisfied the vesting requirement set forth in Section 2(ii), upon such termination the PBRSUs shall be automatically cancelled and forfeited and be returned to the Company for no consideration.  Any payment under this Section 8 is expressly conditioned on, and shall only be effective upon, Participant’s execution of the separation agreement required pursuant to Section 6 of that certain Offer Letter dated May 15, 2016, by and between the Company and Participant (the “Offer Letter”).  If Participant’s Employment is terminated under the circumstances provided for in this Section 8 following the end of the Performance Period, with respect to any PBRSUs earned in accordance with Schedule A, the Company shall issue the Shares to Participant not later than March 15 of the year immediately following the end of the Performance Period.

9.

Termination of Agreement.  Except as otherwise expressly set forth herein, if the Corporate Goals are not satisfied in accordance with the terms set forth on Schedule  A by the Goal Completion Date, this Agreement shall automatically terminate and Participant shall be deemed to have forfeited all rights to the PBRSUs.

10.

Notices.  Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to Participant, shall be delivered personally or mailed to Participant at his or her address on the records of the Company.

11.

Dividend and Voting Rights.  Participant will not be entitled to any dividends (or dividend equivalency rights) upon the PBRSUs or have any voting rights until and to the extent the PBRSUs vest and Shares are delivered in settlement of the PBRSUs.

12.

Non-Hire/Solicitation/Confidentiality/Code of Conduct.  As a condition of Participant’s eligibility to receive these PBRSUs and regardless of whether such PBRSUs vest, Participant agrees that he or she will (a)  not, directly or indirectly, during the term of his or her Employment, and for a period of one year thereafter, hire,  solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (b) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy;  (c) not, during the term of Participant’s Employment, and for a period of one year thereafter, interfere with or seek to interfere with, THG’s relationships with any of its policyholders, customers, clients, agents or vendors; and (d) at all times comply with (i) THG’s Code of Conduct and other policies and procedures as in effect from time to time, and (ii) any non-competition, non-disclosure, non-solicitation or similar agreement he or she may have with the Company or its Affiliates.  The terms of this Section 12 shall survive the expiration or earlier termination of this Agreement.

13.	Damages/Specific Performance.

(a)          Participant hereby acknowledges and agrees that in the event of any breach of Section 12 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages.  Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 12.

(b)          In addition to any other remedy to which the Company may be entitled at law or in equity (including the remedy provided in the preceding paragraph), Participant hereby acknowledges and agrees that in the event of any breach of Section 12 of this Agreement, Participant shall be required to refund to the Company the value received by Participant upon vesting of the PBRSUs; provided, however, that the Company makes any such claim, in writing, against Participant alleging a violation of Section 12 not later than two years following Participant’s termination of Employment.

14.

Successors.  The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. However, the PBRSUs are non-assignable, except as may be permitted by the Plan.

15.

Interpretation. The terms of the PBRSUs are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.	Facsimile and Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

17.

Entire Agreement; Counterparts.  This Agreement, the Plan and the Offer Letter contain the entire understanding between the parties concerning the subject contained in this Agreement.  Except for the Agreement, the Plan and the Offer Letter there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein.  This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

18.

Further Assurances.  Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

19.

Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

20.

Construction.  Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender.  The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The Administrator shall have full discretion to interpret and administer this Agreement.  Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon Participant.

21.

No Effect on Employment.  Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate Participant’s Employment at any time, with or without cause, or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

22.

Taxes.  The vesting and settlement of the PBRSUs will give rise to “wages” subject to withholding.  Participant expressly acknowledges and agrees that Participant’s rights hereunder, including the right to be issued Shares in settlement of the PBRSUs, are subject to Participant promptly  remitting to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) any amounts determined by the Company to be required to be withheld.  No Shares will be transferred pursuant to the settlement of the PBRSUs unless and until Participant has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes.  Participant authorizes the Company to withhold such amount from any amounts otherwise owed to Participant. The Company may, at its option, withhold from the PBRSUs, or the Shares which such PBRSUs represent, a sufficient number of PBRSUs/Shares to satisfy the minimum federal, state and local tax withholding due (or such greater amount which would not result in adverse accounting consequences to the Company, as determined by, and in the sole discretion of, the Company, it being understood that any Shares withheld in excess of the statutory minimum amount shall not again be available for issuance under the Plan, to the extent required to satisfy applicable stock exchange listing standards), if any, and remit the balance of the PBRSUs/Shares to Participant. The Company makes no representations to Participant with respect to the tax treatment of any amount paid or payable pursuant to this Award.

23.

Waiver of Jury Trial.  By accepting this Award under the Plan, Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (a) the Plan, (b) any Award, or (c) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

24.

Additional Restrictions.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award (in whole or in part) at any time if Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if Participant breaches any agreement with THG, including with respect to the Code of Conduct or other policies of THG, or any non-competition, non-solicitation, confidentiality or other similar provisions.  Without limiting the generality of the foregoing, the Administrator may recover the PBRSUs and payments under or gain in respect thereto to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section.  In addition, rights, payments and benefits under this Award shall be subject to repayment to, or recoupment by, THG in accordance with any clawback or recoupment policies and procedures that THG may adopt from time to time.

25.	Definitions. As used herein, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Offer Letter.

26.	Notice and Opportunity to Cure.

(a)

Good Reason Event.    In the event Participant believes a Good Reason event has been triggered, Participant must give the Board written notice of the purported Good Reason event within ten (10) business days of the first occurrence of such triggering event.  The Company shall have the right to cure such purported Good Reason event within thirty (30) days of receipt of said notice.  To the extent that the Company does not cure such event within this thirty (30) day period, Participant shall be required to terminate his  Employment within thirty (30) days thereafter in order to have his termination of

Employment treated as a Good Reason termination hereunder.

(b)

Termination for Cause.  In the event that the Company believes that it has the right to terminate Participant’s Employment for Cause, the Company must give Participant written notice of the purported Cause. The Company shall provide Participant with notice of such purported Cause within ten (10) business days after the Board has become aware that Cause has been triggered (except that failure to provide notice timely shall be without prejudice to the Company’s right to terminate Participant with Cause unless such delay materially impaired Participant’s ability to cure such matter within the time-period hereinafter provided). If such matter is susceptible to cure, then Participant shall have the right to do so within thirty (30) days of receipt of said notice. To the extent that such matter is not susceptible to cure, or Participant does not cure such event within this thirty (30) day period, the Company shall be required to terminate Participant’s Employment within thirty (30) days thereafter in order for Participant’s termination of Employment treated as a Cause termination.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC.
By:
Name: Christine Bilotti-Peterson
Title: Senior Vice President & Chief Human Resources Officer

Joseph M. Zubretsky